Exhibit 3.3

STATEMENT OF DESIGNATION OF THE FIXED-TO-FLOATING

CUMULATIVE REDEEMABLE PERPETUAL PREFERRED SHARES – SERIES I

OF SEASPAN CORPORATION

SEASPAN CORPORATION, a corporation organized and existing under the Business Corporations Act (the “BCA”) of the Republic of the Marshall Islands (the “Corporation”), in accordance with the provisions of Section 35 thereof and the Corporation’s Articles of Incorporation, does hereby certify:

The Board of Directors of the Corporation has adopted the following resolution creating a series of 6,000,000 Preferred Shares (this and other capitalized terms shall have the same meaning as in the Articles of Incorporation, unless otherwise specified in this Statement of Designation or unless the context otherwise requires) of the Corporation designated as “Fixed-to-Floating Cumulative Redeemable Perpetual Preferred Shares—Series I.”

RESOLVED, that a series of Preferred Shares, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

1. Designation. The distinctive serial designation of such series of Preferred Shares is “Fixed-to-Floating Cumulative Redeemable Perpetual Preferred Shares—Series I” (“Series I Preferred Shares”). Each Series I Preferred Share shall be identical in all respects to every other Series I Preferred Share, except as to the respective dates from which the Series I Liquidation Preference shall increase or from which dividends may begin accruing, to the extent such dates may differ. The Series I Preferred Shares represent perpetual equity interests in the Corporation and shall not give rise to a claim for payment of a principal amount at a particular date.

2. Shares.

(a) Number. The authorized number of Series I Preferred Shares shall be 6,000,000. Series I Preferred Shares that are purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued Preferred Shares, undesignated as to series.

(b) Securities Depository. The Series I Preferred Shares shall be represented by a single certificate registered in the name of the Securities Depository or its nominee, and no Holder of the Series I Preferred Shares shall be entitled to receive a certificate evidencing such shares, unless otherwise required by law or the Securities Depository gives notice of its intention to resign or is no longer eligible to act as such and the Corporation shall have not selected a substitute Securities Depository within 60 calendar days thereafter. So long as the Securities Depository shall have been appointed and is serving, payments and communications made by the Corporation to Holders of the Series I Preferred Shares shall be made by making payments to, and communicating with, the Securities Depository.

3. Dividends.

(a) Dividends. Dividends on each Series I Preferred Share shall be cumulative and shall accrue at the then applicable Dividend Rate from the Original Issue Date (or, for any subsequently issued and newly outstanding shares, from the Dividend Payment Date immediately preceding the issuance date of such shares) until such time as the Corporation pays the dividend or redeems the shares in full in accordance with Section 6 of this Statement of Designation, whether or not such dividends shall have been declared, and whether or not there are profits, surplus, or other funds legally available for the payment of dividends. Holders of Series I Preferred Shares shall be entitled to receive dividends from time to time out of any assets of the Corporation legally available for the payment of dividends at the Dividend Rate per share, when, as, and if declared by the Board of Directors. Dividends, to the extent declared to be paid by the Corporation in accordance with this Statement of Designation, shall be paid quarterly on each Dividend Payment Date. Dividends shall accumulate in each Dividend Period from and including the preceding Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date), to but excluding the applicable Dividend Payment Date for such Dividend Period, and dividends shall accrue on accumulated dividends at the then applicable Dividend Rate. If any Dividend Payment Date during the Fixed Rate Period otherwise would fall on a day that is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date shall be paid on the immediately succeeding Business Day without the accumulation of additional dividends or interest. If any Dividend Payment Date during the Floating Rate Period otherwise would fall on a day that is not a Business Day, then the Dividend Payment Date shall be the immediately succeeding Business Day and, as a result, the amount of the dividend for the relevant Dividend Period will be adjusted accordingly. During the Fixed Rate Period, any dividend payable on the Series I Preferred Shares, including dividends payable for any partial Dividend Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the dividend payable on October 30, 2018 will be in the amount of $0.22778 per Series I Preferred Share). During the Floating Rate Period, any dividend payable on the Series I Preferred Shares, including dividends payable for any partial Dividend Period, will be computed on the basis of a 360-day year and the number of days actually elapsed during the Dividend Period.

The term “Calculation Agent” means a third party independent financial institution of national standing with experience providing such services, which has been selected by the Corporation.

The term “Dividend Determination Date” means the London Business Day (as defined below) immediately preceding the first date of the applicable Dividend Period.

The term “Dividend Period” means the period from, and including, a Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date, except for the initial Dividend Period, which will be the period from, and including, the original issue date of the Series I Preferred Shares to, but excluding October 30, 2018.

The term “Dividend Rate” shall mean 8.00% of the Stated Series I Liquidation Preference per share during the Fixed Rate Period and a percentage of Stated Series I Liquidation Preference per share equal to an annual floating rate of the Three-Month LIBOR Rate plus a spread of 5.008% during the Floating Rate Period.

The term “Fixed Rate Period” means the period from and including the Original Issue Date, to, but not including, October 30, 2023.

The term “Floating Rate Period” means the period from, and including, October 30, 2023.

The term “London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The term “Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the ICE Benchmark Administration Limited (“ICE”) or its successor, or such other entity assuming the responsibility of ICE or its successor in the event ICE or its successor no longer does so, as the successor service, for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

The term “Three-Month LIBOR Rate” shall be calculated by the Corporation for each Dividend Period during the Floating Rate Period and means, on any Dividend Determination Date: (i) the rate (expressed as a percentage per year) for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m. (London time) on the relevant Dividend Determination Date; or (ii) if no such rate appears on “Reuters Page LIBOR01” or if the “Reuters Page LIBOR01” is not available at approximately 11:00 a.m. (London time) on the relevant Dividend Determination Date, then the Corporation will select four nationally-recognized banks in the London interbank market and request that the principal London officers of those four selected banks provide the Corporation with their offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable Dividend Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on that Dividend Determination Date for the applicable Dividend Period. Offered quotations must be based on a principal amount equal to an amount that, in the discretion of the Corporation, is representative of a single transaction in U.S. dollars in the London interbank market at that time. If at least two quotations are provided, the Three-Month LIBOR Rate for such Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of those quotations. If fewer than two quotations are provided, the Three-Month LIBOR Rate for such Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of the rates quoted at approximately 11:00 a.m. (New York City time) on that Dividend Determination Date for such Dividend Period by three nationally-recognized banks in New York, New York, selected by the Corporation, for loans in U.S. dollars to nationally-recognized European banks (as selected by the Corporation), for a period of three months commencing on the first day of such Dividend Period. The rates quoted must be based on an amount that, in the discretion of the Corporation, is representative of a single transaction in U.S. dollars in that market at that time. If no quotation is provided as described above, then if a Calculation Agent has not been appointed at such time, the Corporation shall appoint a Calculation Agent who shall, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR or any of the foregoing lending rates, shall determine LIBOR for the second London Business Day immediately preceding the first day of such Dividend Period in its sole discretion. If the Calculation Agent is unable or unwilling to determine LIBOR as provided in the immediately preceding sentence, the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the Three-Month LIBOR Rate, provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the immediately preceding sentence, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of business day, the dividend determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Three-Month LIBOR Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

Notwithstanding clause (ii) above, (x) if the Corporation determines on the relevant Dividend Determination Date that the Three-Month LIBOR Rate has been discontinued, then the Corporation shall appoint a Calculation Agent and the Calculation Agent shall use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the Three-Month LIBOR Rate, provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate, and (y) if the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of business day, the dividend determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Three-Month LIBOR Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

(b) Payment and Priorities of Dividends. Not later than 5:00 p.m., New York City time, on each Dividend Payment Date, the Corporation shall pay those dividends, if any, on the Series I Preferred Shares that shall have been declared by the Board of Directors to the Holders of record of such shares as such Holders’ names appear on the stock transfer books of the Corporation maintained by the Registrar and Transfer Agent on the applicable Record Date. The applicable record date (the “Record Date”) for any dividend payment shall be the Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date shall be such date as may be designated by the Board of Directors in accordance with the Corporation’s Bylaws and this Statement of Designation. No dividend shall be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) unless (i) full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding Series I Preferred Shares and any Parity Securities through the most recent respective dividend payment dates and (ii) the Net Worth to Preferred Stock Ratio, as calculated pursuant to Section 8 of this Statement of Designation, is greater than 1.00. Accumulated dividends in arrears for any past Dividend Period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Dividend Payment Date, to Holders of the Series I Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series I Preferred Shares and any Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated dividends in arrears on the Series I Preferred Shares and any such Parity Securities shall be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all Series I Preferred Shares and any Parity Securities are paid, any partial payment shall be made pro rata with respect to the Series I Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate dividend amounts remaining due in respect of such shares at such time. Holders of the Series I Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. Except insofar as dividends accrue on the amount of any accumulated and unpaid dividends as described in Section 3(a) of this Statement of Designation, no interest or sum of money in lieu of interest shall be payable in respect of any dividend payment which may be in arrears on the Series I Preferred Shares. So long as the Series I Preferred Shares are held of record by the nominee of the Securities Depository, declared dividends shall be paid to the Securities Depository in same-day funds on each Dividend Payment Date.

4. Liquidation Rights.

(a) Liquidation Event. Upon the occurrence of any Liquidation Event, Holders of Series I Preferred Shares shall be entitled to receive out of the assets of the Corporation or proceeds thereof legally available for distribution to shareholders of the Corporation, (i) after satisfaction of all liabilities, if any, to creditors of the Corporation, (ii) after all applicable distributions of such assets or proceeds being made to or set aside for the holders of any Senior Securities then outstanding in respect of such Liquidation Event, (iii) concurrently with any applicable distributions of such assets or proceeds being made to or set aside for holders of any Parity Securities then outstanding in respect of such Liquidation Event and (iv) before any distribution of such assets or proceeds is made to or set aside for the holders of Common Shares and any other classes or series of Junior Securities as to such distribution, a liquidating distribution or payment in full redemption of such Series I Preferred Shares in an amount equal to the Series I Liquidation Preference. For purposes of clarity, upon the occurrence of any Liquidation Event, (x) the holders of then outstanding Senior Securities shall be entitled to receive the applicable Liquidation Preference on such Senior Securities before any distribution shall be made to the Holders of the Series I

Preferred Shares or any Parity Securities and (y) the Holders of outstanding Series I Preferred Shares shall be entitled to the Series I Liquidation Preference per share in cash concurrently with any distribution made to the holders of Parity Securities and before any distribution shall be made to the holders of Common Shares or any other Junior Securities. Holders of Series I Preferred Shares shall not be entitled to any other amounts from the Corporation, in their capacity as Holders of such shares, after they have received the Series I Liquidation Preference. The payment of the Series I Liquidation Preference shall be a payment in redemption of the Series I Preferred Shares such that, from and after payment of the full Series I Liquidation Preference, any such Series I Preferred Share shall thereafter be cancelled and no longer be outstanding.

(b) Partial Payment. If, in the event of any distribution or payment described in Section 4(a) of this Statement of Designation where the Corporation’s assets available for distribution to holders of the outstanding Series I Preferred Shares and any Parity Securities are insufficient to satisfy the applicable Liquidation Preference for such Series I Preferred Shares and Parity Securities, the Corporation’s then remaining assets or proceeds thereof legally available for distribution to shareholders of the Corporation shall be distributed among the Series I Preferred Shares and such Parity Securities, as applicable, ratably on the basis of their relative aggregate Liquidation Preferences. To the extent that the Holders of Series I Preferred Shares receive a partial payment of their Series I Liquidation Preference, such partial payment shall reduce the Series I Liquidation Preference of their Series I Preferred Shares, but only to the extent of such amount paid.

(c) Residual Distributions. After payment of the applicable Liquidation Preference to the holders of the outstanding Series I Preferred Shares and any Parity Securities, the Corporation’s remaining assets and funds shall be distributed among the holders of the Common Shares and any other Junior Securities then outstanding according to their respective rights and preferences.

5. Voting Rights.

(a) General. The Series I Preferred Shares shall have no voting rights except as set forth in this Section 5 or as otherwise provided by the BCA.

(b) Right to Elect One Director. In the event that six quarterly dividends, whether consecutive or not, payable on the Series I Preferred Shares are in arrears, the Holders of Series I Preferred Shares shall have the right, voting separately as a class together with holders of any Parity Securities upon which like voting rights have been conferred and are exercisable, at the next meeting of shareholders called for the election of directors, to elect one member of the Board of Directors, and the size of the Board of Directors shall be increased as needed to accommodate such change (unless the size of the Board of Directors already has been increased by reason of the election of a director by holders of Parity Securities upon which like voting rights have been conferred and with which the Series I Preferred Shares voted as a class for the election of such director). Such right of such Holders of Series I Preferred Shares to elect a member of the Board of Directors shall continue until such time as all dividends accumulated and in arrears on the Series I Preferred Shares shall have been paid in full, at which time such right shall terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly dividends with respect to the Series I Preferred Shares as described above in this Section 5(b). Upon any termination of the right of the Holders of the Series I Preferred Shares and, if applicable, any other Parity Securities to vote as a class for such director, the term of office of the director then in office elected by such Holders and holders voting as a class shall terminate immediately. Any director elected by the Holders of the Series I Preferred Shares and, if applicable, any other Parity Securities shall be entitled to one vote on any matter before the Board of Directors.

(c) Other Voting Rights.

1. Unless the Corporation shall have received the affirmative vote or consent of the Holders of at least two-thirds of the outstanding Series I Preferred Shares, voting as a single class, the Corporation may not adopt any amendment to the Articles of Incorporation that adversely alters the preferences, powers or rights of the Series I Preferred Shares.

2. Unless the Corporation shall have received the affirmative vote or consent of the Holders of at least two-thirds of the outstanding Series I Preferred Shares, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, the Corporation may not (x) issue any Parity Securities or Senior Securities if the cumulative dividends payable on outstanding Series I Preferred Shares are in arrears or (y) create or issue any Senior Securities.

(d) Voting Power. For any matter described in this Section 5 in which the Holders of the Series I Preferred Shares are entitled to vote as a class (whether separately or together with the holders of any Parity Securities), such Holders shall be entitled to one vote per Series I Preferred Share. Any Series I Preferred Shares held by the Corporation or any of its subsidiaries or Affiliates shall not be entitled to vote.

6. Optional Redemption. The Corporation shall have the right at any time on or after October 30, 2023 to redeem the Series I Preferred Shares, in whole or in part, from any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the Corporation (the “Redemption Date”).

(a) Redemption Price. The Corporation shall effect any such redemption by paying cash for each Series I Preferred Share to be redeemed equal to the Series I Liquidation Preference for such share on such Redemption Date (the “Redemption Price”). So long as the Series I Preferred Shares are held of record by the nominee of the Securities Depository, the Redemption Price shall be paid by the Paying Agent to the Securities Depository on the Redemption Date.

(b) Redemption Notice. The Corporation shall give notice of any redemption by mail, postage prepaid, not less than 15 days and not more than 60 days before the scheduled Redemption Date, to the Holders of record (as of the 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series I Preferred Shares to be redeemed as such Holders’ names appear on the Corporation’s stock transfer books maintained by the Registrar and Transfer Agent and at the address of such Holders shown therein. Such notice (the “Redemption Notice”) shall state: (1) the Redemption Date, (2) the number of Series I Preferred Shares to be redeemed and, if less than all outstanding Series I Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such Holder, (3) the Redemption Price, (4) the place where the Series I Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the Redemption Price therefor and (5) that dividends on the shares to be redeemed shall cease to accumulate from and after such Redemption Date.

(c) Effect of Redemption; Partial Redemption. If the Corporation elects to redeem less than all of the outstanding Series I Preferred Shares, the number of shares to be redeemed shall be determined by the Corporation, and such shares shall be redeemed by such method of selection as the Corporation, or if appointed by the Corporation, the Securities Depository, shall determine, with adjustments to avoid redemption of fractional shares. The aggregate Redemption Price for any such partial redemption of the outstanding Series I Preferred Shares shall be allocated correspondingly among the redeemed Series I Preferred Shares. The Series I Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided in this Statement of Designation.

(d) Redemption Funds. If the Corporation gives or causes to be given a Redemption Notice, the Corporation shall deposit with the Paying Agent funds, sufficient to redeem the Series I Preferred Shares as to which such Redemption Notice shall have been given, no later than 5:00 p.m. New York City time on the Business Day immediately preceding the Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Redemption Price to the Holders of the Series I Preferred Shares to be redeemed upon surrender or deemed surrender (which shall occur automatically if the certificate representing such shares is issued in the name of the Securities Depository or its nominee or if the shares are held in book-entry form by the Transfer Agent) of the certificates therefor as set forth in the Redemption Notice. If the Redemption Notice shall have been given, from and after the Redemption Date, unless the Corporation defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Redemption Notice, all dividends on such Series I Preferred Shares to be redeemed shall cease to accumulate and all rights of Holders of such shares as the Corporation’s shareholders shall cease, except the right to receive the Redemption Price, and such shares shall not thereafter be transferred on Corporation’s stock transfer books maintained by the Registrar and Transfer Agent or be deemed to be outstanding for any purpose whatsoever. The Corporation shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Redemption Price of the Series I Preferred Shares to be redeemed), and the Holders of any shares so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Corporation for any reason, including redemption of Series I Preferred Shares, that remain unclaimed or unpaid after two years after the applicable Redemption Date or other payment date, shall be, to the extent permitted by law, repaid to the Corporation upon its written request after which repayment the Holders of the Series I Preferred Shares entitled to such redemption or other payment shall have recourse only to the Corporation. Notwithstanding any Redemption Notice, there shall be no redemption of any Series I Preferred Shares called for redemption until funds sufficient to pay the full Redemption Price of such shares shall have been deposited by the Corporation with the Paying Agent.

(e) Certificate. Any Series I Preferred Shares that are redeemed or otherwise acquired by the Corporation shall be canceled and shall constitute Preferred Shares subject to designation by the Board of Directors as set forth in the Articles of Incorporation. If only a portion of the Series I Preferred Shares represented by a certificate shall have been called for redemption, upon surrender of the certificate to the Paying Agent (which shall occur automatically if the certificate representing such shares is registered in the name of the Securities Depository or its nominee or if the shares are held in book-entry form by the Transfer Agent), the Paying Agent shall issue to the Holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of Series I Preferred Shares represented by the surrendered certificate that have not been called for redemption.

(f) Redemption Priority. Notwithstanding anything to the contrary in this Section 6, in the event that full cumulative dividends on the Series I Preferred Shares and any Parity Securities shall not have been paid or declared and set apart for payment, the Corporation shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series I Preferred Shares or Parity Securities except pursuant to a purchase or exchange offer made on the same terms to all holders of Series I Preferred Shares and any Parity Securities. The Corporation shall not be permitted to redeem, repurchase or otherwise acquire any Common Shares or any other Junior Securities unless full cumulative dividends on the Series I Preferred Shares and any Parity Securities for all prior and the then-ending Dividend Periods shall have been paid or declared and set apart for payment.

7. Rank. The Series I Preferred Shares shall be deemed to rank:

(a) Seniority. Senior to (i) all classes of Common Shares and (ii) any other class or series of capital stock established after the Original Issue Date by the Board of Directors, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series I Preferred Shares as to dividend distributions and distributions upon any Liquidation Event (collectively referred to with the Corporation’s Common Shares as “Junior Securities”);

(b) Parity. On a parity with (i) the Series D Preferred Shares (including any additional Series D Preferred Shares issued after the Original Issue Date), (ii) the Series E Preferred Shares (including any additional Series E Preferred Shares issued after the Original Issue Date), (iii) the Series G Preferred Shares (including any additional Series G Preferred Shares issued after the Original Issue Date), (iv) the Series H Preferred Shares (including any additional Series H Preferred Shares issued after the Original Issue Date) and (v) any other class or series of capital stock established after the Original Issue Date by the Board of Directors, the terms of which class or series are not expressly subordinated or senior to the Series I Preferred Shares as to dividend distributions and distributions upon any Liquidation Event (collectively referred to as “Parity Securities”); and

(c) Junior. Junior to any class or series of capital stock established after the Original Issue Date by the Board of Directors, the terms of which class or series expressly provide that it ranks senior to the Series I Preferred Shares as to dividend distributions and distributions upon any Liquidation Event (collectively referred to as “Senior Securities”).

The Corporation may issue Junior Securities and, subject to Section 5(c)(2) of this Statement of Designation, Parity Securities from time to time in one or more series without the consent of the holders of the Series I Preferred Shares. The Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. The Board of Directors shall also determine the number of shares constituting each series of securities.

8. Financial Covenant.

(a) Limitation on Minimum Net Worth. The Corporation shall not permit the Net Worth to Preferred Stock Ratio to be less than or equal to 1.00.

(b) Compliance Measurement. Compliance with such covenant shall be measured on the last day of each of the Corporation’s fiscal quarters, commencing September 30, 2018. Within 60 days after the end of each fiscal quarter, the Corporation shall deliver to the Registrar and Transfer Agent an Officer’s Certificate confirming compliance with such covenant. Each such Officer’s Certificate shall be made available to the Holders of the Series I Preferred Shares upon request to the Registrar and Transfer Agent. The Corporation shall mail, within five Business Days of the discovery thereof, to all Holders of the Series I Preferred Shares and the Registrar and Transfer Agent, notice of any default in compliance with such covenant. Noncompliance by the Corporation with such covenant shall limit the Corporation’s ability to pay dividends on any Junior Securities, as set forth in Section 3(b) of this Statement of Designation.

(c) Interpretation. Any accounting term, phrase, calculation, determination or treatment used, required or referred to in this Section 8 or any applicable definition in Section 9 of this Statement of Designation shall be construed in accordance with U.S. GAAP.

9. Definitions. As used herein with respect to the Series I Preferred Shares:

“Affiliate” means, in regard to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, “control” (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Articles of Incorporation” means the amended and restated articles of incorporation of the Corporation, as they may be amended from time to time in a manner consistent with this Statement of Designation, and shall include this Statement of Designation.

“BCA” has the meaning set forth in the introductory paragraph of this Statement of Designation.

“Board of Directors” means the board of directors of the Corporation or, to the extent permitted by the Articles of Incorporation and the BCA, any authorized committee thereof.

“Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.

“Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

“Cash and Cash Equivalents” means, as of a given date, the Corporation’s cash and cash equivalents as determined in accordance with U.S. GAAP.

“Common Shares” means the class A common shares of the Corporation, par value $0.01 per share, and any other outstanding class of common shares of the Corporation.

“Corporation” has the meaning set forth in the introductory paragraph of this Statement of Designation.

“Dividend Payment Date” means each January 30, April 30, July 30 and October 30 of each year, commencing October 30, 2018; provided, however, that if any Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be on the immediately succeeding Business Day.

“Holder” means the Person in whose name the Series I Preferred Shares are registered on the stock register of the Corporation maintained by the Registrar and Transfer Agent.

“Intangible Assets” means, in respect of the Corporation as of a given date, the intangible assets of the Corporation of the types, if any, presented in the Corporation’s consolidated balance sheet.

“Junior Securities” has the meaning set forth in Section 7(a) of this Statement of Designation.

“Liquidation Event” means the occurrence of a liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. Neither the sale of all or substantially all of the property or business of the Corporation nor the consolidation or merger of the Corporation with or into any other Person, individually or in a series of transactions, shall be deemed a Liquidation Event.

“Liquidation Preference” means, in connection with any distribution in connection with a Liquidation Event pursuant to Section 4(a) of this Statement of Designation and with respect to any holder of any class or series of capital stock of the Corporation, the amount otherwise payable to such holder in such distribution with respect to such class or series of capital stock (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any accrued but unpaid dividends thereon to the date fixed for such payment, whether or not declared (if the terms of the applicable class or series of capital stock of the Corporation so provide). For avoidance of doubt, for the foregoing purposes the Series I Liquidation Preference is the Liquidation Preference with respect to the Series I Preferred Shares.

“Net Worth” means, as of a given date, the result of, without duplication:

(a) Total Assets, less

(b) Intangible Assets, less

(c) Total Borrowings (without giving effect to any fair value adjustments pursuant to the Financial Accounting Standards Board’s Accounting Standards Codification 820).

“Net Worth to Preferred Stock Ratio” means, as of a given date, the result of dividing (x) Net Worth as of such date by (y) the aggregate Preferred Stock Amount as of such date.

“Non-Recourse Liabilities” means, in respect of the Corporation or any subsidiary thereof as of a given date, the non-recourse liabilities as described in subparts (a) through and including (h) of the definition of “Total Borrowings” below and of the types, if any, presented in the Corporation’s consolidated financial statements.

“Officer’s Certificate” means a certificate signed by the Corporation’s Chief Executive Officer or the Chief Financial Officer or another duly authorized officer.

“Original Issue Date” means September 19, 2018.

“Parity Securities” has the meaning set forth in Section 7(b) of this Statement of Designation.

“Paying Agent” means American Stock Transfer & Trust Company, acting in its capacity as paying agent for the Series I Preferred Shares, and its respective successors and assigns or any other payment agent appointed by the Corporation.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust or entity.

“Preferred Shares” means any of the Corporation’s capital stock, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation’s affairs, over shares of the Common Shares, including, without limitation, the Series D Preferred Shares, the Series E Preferred Shares, the Series G Preferred Shares, the Series H Preferred Shares and the Series I Preferred Shares.

“Preferred Stock Amount” means, in respect of any series of Preferred Shares, the sum, without duplication, of (x) the aggregate Liquidation Preference of the outstanding shares of such Preferred Shares as of the relevant measurement date and (y) the aggregate amount of any accumulated and unpaid dividends or other distributions in respect of the outstanding shares of such Preferred Shares as of the relevant measurement date.

“Record Date” has the meaning set forth in Section 3(b) of this Statement of Designation.

“Redemption Date” has the meaning set forth in Section 6 of this Statement of Designation.

“Redemption Notice” has the meaning set forth in Section 6(b) of this Statement of Designation.

“Redemption Price” has the meaning set forth in Section 6(a) of this Statement of Designation.

“Registrar” means American Stock Transfer & Trust Company, acting in its capacity as registrar for the Series I Preferred Shares, and its successors and assigns or any other registrar appointed by the Corporation.

“Securities Depository” means The Depository Trust Company, and its successors or assigns or any other securities depository selected by the Corporation.

“Senior Securities” has the meaning set forth in Section 7(c) of this Statement of Designation.

“Series D Preferred Shares” means the Corporation’s 7.95% Cumulative Redeemable Perpetual Preferred Shares – Series D.

“Series E Preferred Shares” means the Corporation’s 8.25% Cumulative Redeemable Perpetual Preferred Shares – Series E.

“Series G Preferred Shares” means the Corporation’s 8.20% Cumulative Redeemable Perpetual Preferred Shares – Series G.

“Series H Preferred Shares” means the Corporation’s 7.875% Cumulative Redeemable Perpetual Preferred Shares – Series H.

“Series I Liquidation Preference” means a liquidation preference for each Series I Preferred Share initially equal to $25.00 per share, which liquidation preference shall be subject to (a) increase by the per share amount of any accumulated and unpaid dividends (whether or not such dividends shall have been declared) and (b) decrease upon a distribution in connection with a Liquidation Event described in Section 4 of this Statement of Designation which does not result in payment in full of the liquidation preference of such Series I Preferred Share.

“Series I Preferred Shares” has the meaning set forth in Section 1 of this Statement of Designation.

“Stated Series I Liquidation Preference” means an amount equal to $25.00 per Series I Preferred Share.

“Statement of Designation” means this Statement of Designation relating to the Series I Preferred Shares, as it may be amended from time to time in a manner consistent with this Statement of Designation, the Articles of Incorporation and the BCA.

“Total Assets” means, in respect of the Corporation on a consolidated basis, as of a given date, the aggregate of the following, without duplication:

(a) all of the assets of the Corporation of the types presented on its consolidated balance sheet; less

(b) Cash and Cash Equivalents; less

(c) Non-Recourse Liabilities; less

(d) the assets under any vessel construction or ship purchase agreement (including novation and assignment and assumption agreements) that the Corporation is required to record on its books under U.S. GAAP even though the Corporation is no longer the legal owner of the vessel or legally obligated to take delivery of the vessel.

“Total Borrowings” means, in respect of the Corporation on a consolidated basis, as of a given date, the aggregate of the following, without duplication:

(a) the outstanding principal amount of any moneys borrowed; plus

(b) the outstanding principal amount of any acceptance under any acceptance credit; plus

(c) the outstanding principal amount of any bond, note, debenture or other similar instrument; plus

(d) the book values of indebtedness under a lease, charter, hire purchase agreement or other similar arrangement which would, in accordance with U.S. GAAP, be treated as a finance or capital lease; plus

(e) the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis or which otherwise meet any requirements for de-recognition under U.S. GAAP); plus

(f) the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset (except trade payables); plus

(g) any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in clause (c) of this definition; plus

(h) the outstanding principal amount of any indebtedness of any Person of a type referred to in the above clauses of this definition which is the subject of a guarantee given by the Corporation to the extent that such guaranteed indebtedness is determined and given a value in respect of the Corporation on a consolidated basis in accordance with U.S. GAAP; less

(i) Cash and Cash Equivalents; and less

(j) Non-Recourse Liabilities.

Notwithstanding the foregoing, “Total Borrowings” shall not include any of the following:

(x) indebtedness or obligations arising from derivative transactions, such as protecting against interest rate or currency fluctuations; and

(y) indebtedness under any vessel construction or ship purchase agreement (including novation and assignment and assumption agreements) that the Corporation is required to record on its books under U.S. GAAP even though the Corporation is no longer the legal owner of the vessel or legally obligated to take delivery of the vessel.

“Transfer Agent” means American Stock Transfer & Trust Company, acting in its capacity as transfer agent for the Series I Preferred Shares, and its respective successors and assigns or any other transfer agent appointed by the Corporation.

“U.S. GAAP” means generally accepted accounting principles in the United States of America, as in effect as of December 31, 2017.

For all purposes relevant to this Statement of Designation: the terms defined in the singular have a comparable meaning when used in the plural and vice versa; whenever the words “include,” “includes,” or “including” are used, they are deemed followed by the words “without limitation;” all references to number of shares, amounts per share, prices, and the like shall be subject to appropriate adjustment for stock splits, stock combinations, stock dividends and similar events; and, except as otherwise set forth in this Statement of Designation, if any event under this Statement of Designation occurs on a day that is not a Business Day, such event shall be deemed to occur on the first Business Day after such date.

10. No Sinking Fund. The Series I Preferred Shares shall not have the benefit of any sinking fund.

11. Record Holders. To the fullest extent permitted by applicable law, the Corporation, the Registrar, the Transfer Agent and the Paying Agent may deem and treat the Holder of any Series I Preferred Share as the true, lawful and absolute owner thereof for all purposes, and neither the Corporation nor the Registrar, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary.

12. Notices. All notices or communications in respect of the Series I Preferred Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Statement of Designation, in the Articles of Incorporation and Bylaws or by applicable law.

13. Other Rights. The Series I Preferred Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Statement of Designation or in the Articles of Incorporation or as provided by applicable law.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set his hand this 19th day of September, 2018.

SEASPAN CORPORATION

By:	/s/ Ryan Courson
Name:	Ryan Courson
Title:	Chief Financial Officer